Exhibit 16.1
Letter dated November 16, 2007 from Ernst & Young LLP to the Securities and Exchange Commission
November 16, 2007
Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549
Gentlemen:
We have read Item 4.01 of Form 8-K dated November 16, 2007 of Streamline Health Solutions, Inc. and are in agreement with the statements contained in paragraphs 1, 2, 3, 4 and 5 on page 2 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.
/s/ Ernst & Young LLP